Exhibit 99.1

NEWS RELEASE

Colonial BancGroup Inc. P.O. Box 1108 Montgomery, AL 36101	FOR IMMEDIATE RELEASE Nov. 18, 2005 For More Information Contact: Merrie Betbeze Tolbert (334) 240-5546

HILL PROMOTED TO CHIEF OPERATING OFFICER BY COLONIAL BANCGROUP

MONTGOMERY, Ala. – The Colonial BancGroup, Inc. announced the promotion of Patti G. Hill to senior executive vice president – chief operating officer.

Hill, with more than 20 years of banking experience, 11 of which have been with Colonial, is responsible for Information Technology, Loan Operations, Retail Banking, Marketing, Human Resources, Training and Development, Deposit Operations, Treasury Management, Legal and Special Projects. The strategic alignment of Retail and Operations will add value to the company’s overall approach to quality service delivery.

Prior to her promotion, Hill served as senior executive vice president of Retail Banking. She also previously served as executive vice president of Retail Banking and president and chief executive officer of Alabama/Georgia Retail Banking.

She holds a bachelor of science in Business Administration from Auburn University and is a graduate of the School of Banking of the South, Louisiana State University. Hill, who was voted the Best Baldwin County (Alabama) Banker in 2004 by the Gulf Coast Newspaper readers, is a member and past chairman of the South Baldwin Chamber Foundation Board and past board member and vice chairman of the American Red Cross, Gulf Coast Chapter.

About Colonial BancGroup Inc.

The Colonial BancGroup Inc. is a $21 billion bank holding company operating more than 300 banking offices in Florida, Alabama, Georgia, Nevada and Texas. The company’s common stock is traded on the New York Stock Exchange under the symbol CNB and is located online at www.colonialbank.com.